Exhibit 10.16

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is made between McEwen Mining Inc. (“McEwen Mining”) and Select Resources Corporation, Inc. (“Select”). McEwen Mining and Select are sometimes referred to herein individually as a “Party” or collectively as “Parties.”

RECITALS:

WHEREAS, on or about July 1st, 2011, the Select and McEwen Mining (then known as US Gold Corporation) entered into an Exploration Lease with Option to Purchase Property and Form Joint Venture (the “Lease-Option”); and

WHEREAS, due to market conditions, McEwen Mining has indicated its intention to refocus its capital spending priorities on existing projects and wishes to discontinue work in Alaska, and as such makes no assertions (negative or positive) about the geological merits of the property underlying the Lease-Option; and,

WHEREAS, pursuant to the mutual agreement of McEwen Mining and Select, the Parties have agreed the Lease-Option shall be terminated for the convenience of the Parties.

AGREEMENTS:

NOW, THEREFORE, in consideration of the recitals and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which, are hereby acknowledged, the Parties agree as follows:

1.          Termination of Lease-Option.  McEwen Mining and Select hereby agree to the termination of the Lease-Option.  The effective date of the termination of the Lease-Option is May 14, 2012 (“Date of Termination”).  This termination is mutually agreed to by the Parties, is for the convenience of the Parties, and is not to be considered a termination by McEwen Mining pursuant to Section 4.1 of the Lease-Option, or a termination by Select pursuant to Section 4.2 of the Lease-Option.

2.          Mutual Release of All Claims. The Parties agree to individually release, discharge and covenant not to sue each other and their employees, officers, directors, agents, heirs, consultants, representatives, members partners, affiliates, insurers, and related entities from any and all liability, including, but not limited to, any and all demands, liens, claims, counts, counterclaims, causes of action, assignments, contracts, covenants, actions, suits, debts, demands, obligations, costs, expenses, attorneys’ fees, damages, losses, controversies, judgments,  interests, orders and any liabilities of any nature, character or description whatsoever, whether arising at law or equity, whether known or unknown, accrued or not yet accrued, asserted or non-asserted, anticipated or unanticipated, suspected or unsuspected, pending or threatened, or fixed or contingent, that arise out of any matters relating, directly or indirectly, to the Lease-Option and any matters which could have been raised related to the Lease Option.

3.           Payments.  In consideration of the covenants set forth herein and in full satisfaction of any and all obligations under the Lease-Option, upon the execution of this Termination Agreement, McEwen Mining shall pay to Select through its parent company, Tri-Valley Corporation, the sum of US THREE HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 CENTS (USD$ 350,000.00) by wire transfer no later than May 14, 2012.

4.           Data and Permits:  Within thirty (30) business days of the execution of this Termination Agreement, McEwen Mining agrees to deliver to Select, to a location reasonably designated by Select, (a) information required to support expenditures eligible to be claimed on the affidavit of annual labor filed with the State of Alaska; and (b) all factual and exploration data, reports, maps, samples, core, analytical results, and similar information delivered to McEwen Mining by Select, or generated by McEwen Mining, related to the property subject of the Lease-Option (the “Property”). Further, to the extent possible, McEwen Mining will promptly transfer to Select all permits obtained in connection with the Lease-Option.

5.           Restoration of Property:   No later than sixty (60) days following the execution of this Termination Agreement, McEwen Mining shall remove any and all equipment it has caused to the placed on the Property and will perform any reclamation obligations arising from its activities on the Property. Notwithstanding, if the Property remains inaccessible for the sixty (60) days following the date of this Termination Agreement, McEwen Mining shall make commercially reasonable efforts to complete the foregoing requirements within the first thirty (30) days such access is first restored.

6.           Recordation of Termination: No later than sixty (60) days following the execution of this Termination Agreement, the Parties agree to record a notice of termination of the Lease-Option in the official records of the State of Alaska.

7.           Miscellaneous: No amendment or modification of this Termination Agreement shall be valid unless the same is in writing and signed by the Parties hereto. Each Party, their partners, successors and assigns, are bound by this Termination Agreement and shall execute any instruments and perform acts or refrain from performing acts which may be necessary or proper to carry out the intent and purpose of this Termination Agreement. Both Parties warrant and represent to each other that each of the respective individuals executing this Termination Agreement on behalf of the Parties hereto are duly authorized to execute this Termination Agreement on behalf of the respective Parties hereto.

IN WITNESS WHEREOF, McEwen Mining and Select have executed this Agreement as of the dates set forth below.

McEwen Mining Inc.	Select Resources Corporation, Inc.

By: /s/ Nils Engelstad	By: /s/ Maston N. Cunningham

Its: Vice President, Corporate Affairs	Its: President

Date: May 11, 2012	Date: May 11, 2012